Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 29, 2011, by and between American CareSource Holdings, Inc., a Delaware corporation (the “Company”), and Matthew D. Thompson (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Employment. The Company hereby employs Employee in the capacity of Chief Financial Officer. Employee accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Chief Operating Officer or the Board of Directors of the Company.

2.    Term. The employment hereunder shall be for a period commencing on July 20, 2010 (the “Commencement Date”) and ending on July 19, 2011 (the “Initial Term”), unless earlier terminated as provided in Section 5. This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 5. Employee’s employment will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company with the exception of pre approved positions such as outside board membership etc.

3.    Compensation and Benefits

3.1    Salary. For the performance of Employee’s duties hereunder, the Company shall pay Employee an annual salary in the amount of $185,000 (the “Base Compensation”). The Employee’s salary will be reviewed annually with each anniversary date of the Commencement Date over the term of this employment contract.

3.2    Bonus Plan. Employee shall be entitled to a bonus determined at the sole discretion of the Board of Directors of the Company or the Compensation Committee thereof pursuant to a bonus compensation plan provided in written detail to Employee within a reasonable time prior to the beginning of the period of time from which the performance of the Employee would be evaluated and measured for such bonus. .

3.3    Stock Options.
(a)From time to time the Company may grant to Employee options under the Company’s Stock Option Plan to purchase shares of the Company’s common stock at a stated exercise price per share. Any options granted will vest and be exercisable in accordance with a Stock Option Agreement to be executed pursuant to the Company’s Stock Option Plan.
(b)Benefits. Employee shall be entitled to such medical, disability and life insurance coverage and such vacation, sick leave and holiday benefits, if any, and any other benefits as are made available to the Company’s personnel, all in accordance with the Company’s benefits program in effect from time to time and employee shall accrue four weeks vacation over 12 months from date hereof. The Employee is responsible for paying the employee’s portion of the benefit costs. The benefits provided to Employee under this Section 3.4 shall terminate immediately upon a Termination Event pursuant to Section 5 hereof unless otherwise provided for in such Section 5.
3.5    Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable expenses, including but not limited to expenses for travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

4.    Change of Control. In the event of a Change of Control of the Company (as defined below), all options and other equity incentives then granted to Employee, if any, which are unvested at the date of the Change of Control shall immediately vest and be exercisable.
In addition, in lieu of the provisions of Section 5.2(b), in the event of a termination of Employee’s employment hereunder by the Company with or without Cause, or by Employee with or without Good Reason (as defined below), within 12 months following a Change of Control, the Company will promptly pay Employee, in lieu of the amounts required under Section 5.2(b) and in addition to the amounts required under Section 5.2(a), a severance amount, payable in a lump sum immediately upon such termination of employment, equal to six (6) months base compensation.

As used herein, a “Change of Control” of the Company shall mean any of the following: (i) the acquisition by any person (individual, entity or group) of direct or beneficial ownership of more than 50% of the then outstanding shares of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) a sale of all or substantially all of the assets of the Company; or (iii) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a “Change of Control”: (1) any acquisition by the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

5.    Termination

5.1    Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a)    Employee dies, in which case the Company shall continue to pay the Base Compensation to the estate of the Employee for a period of ninety (90) days after such death;

(b)    The Company, by written notice to Employee or his personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to him prior to such injury or disability hereunder for a continuous period exceeding 180 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician acceptable to the Company; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or his personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company’s findings, whereupon the Company shall conduct a reasonable and fair hearing with the Employee and any supporting witnesses and evidence for the Employee to reach a final determination;

(c)    Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean:

(i)    Material breach by the Employee of any provision of this Agreement, which breach, if susceptible to cure, shall not have been cured by the Employee within ten (10) days of receipt of written notice of said breach;

(ii)    Misconduct as an employee of the Company, including but not limited to: misappropriating any funds or property of the Company; attempting to willfully obtain any personal profit from any transaction in which the Employee has an interest which is adverse to the interests of the Company; or any other act or omission which substantially impairs the Company’s ability to conduct its ordinary business in its usual manner;

(iii)    Unreasonable neglect or refusal to perform the duties assigned to the Employee under or pursuant to this Agreement;

(iv)    Conviction of or plea of nolo contendere to a felony;

(v)    The possession or use by the Employee of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs the Employee’s ability to perform his duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or

(vi)    Any other act or omission which subjects the Company or any of its subsidiaries to substantial public disrespect, scandal or ridicule.

(d)    Employee is discharged by Company “without Cause”, which the Company may do at any time, with at least thirty (30) days advance written notice, subject to the full performance of the obligations of the Company to the Employee for Base Compensation and bonus payments pursuant to Section 5.2; or

(e)    Employee voluntarily terminates his employment due to “Good Reason”, which shall mean a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee or

(f)    Employee voluntarily terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

5.2    Effects of Termination

(a)    Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all Base Compensation owed to Employee (including, without limitation, salary and employee expenses reimbursements). Employee shall be paid for any performance bonus plan as provided for in Section 3.2 then in effect on a pro rata basis for that period of time during the fiscal year in which termination occurs, but such amount, if any shall only be paid at a commensurate time as other employees are paid their bonus amounts and in accordance with the terms of such plan (including any provisions thereof that provide for the exercise of discretion by the Board or the Compensation Committee of the Board of Directors). To the extent required by law, the Company shall pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provision of any benefit plan of which the Employee or any of his dependents is or was a participant.

(b)    Upon termination of Employee’s employment under Sections 5.1(b), (d) or (e), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly (or biweekly at the Company’s discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination. Benefits will also continue for a period of six (6) months at the same cost to the Employee.

(c)    Upon termination of Employee’s employment hereunder; Employee agrees that (A) for the twelve (12) month period following the Termination Event, if Employee’s employment is terminated pursuant to Sections 5.1(b), (c) or (f) or (y) for the six (B) month period following the Termination Event, if Employee’s employment is terminated pursuant to Section 5.1(d) or (e):

(i)    Employee will not directly or indirectly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services to any person, firm, corporation or other business enterprise which is involved in the business of disease management, ancillary claims management, or ancillary benefits management in competition with the Company, unless he obtains the Company’s prior written consent.

(ii)    Employee will not directly or indirectly encourage or solicit, or attempt to encourage or solicit, any individual to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current employees.

(iii)    Employee will not induce or attempt to induce any provider, agent, customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such providers, agent, customer, supplier, distributor, licensee or other business relation and the Company.

Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach.

If any restriction set forth in this paragraph is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable

(d)    Following a Termination Event, Employee agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding his financial condition.

(e)    The Employee agrees that the payments and/or benefits described in this Agreement shall be his sole and exclusive remedy in the event that the Company terminates his employment, and he shall be entitled to no further compensation for any damage or injury arising out of the termination of his employment by the Company, including payments or benefits set forth in any severance pay policy maintained by the Company, the payments and/or benefits so described being in full and complete satisfaction of any and all obligations owing to the Employee pursuant to this Agreement or otherwise in connection with the Employee’s employment, and the Executive shall provide an unconditional release of the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates, or otherwise related to the Employee’s employment with the Company in exchange for (and as a condition to receipt of) such payments.

6.    General Provisions

6.1    Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

6.2    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties.

6.3    Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

6.4    Prior Agreements. This Agreement supercedes all prior written and verbal agreements with the Company and/or its Board of Directors and shall govern all future employment obligations.

6.5    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

6.6    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Texas, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Dallas, Texas for all purposes.

6.7    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6.8    Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

6.9    Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to:

Chief Operating Officer
American CareSource Holdings, Inc.
5429 Lyndon B. Johnson Freeway
Suite 700
Dallas, TX 75240

and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

6.10    No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

6.11    Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

6.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

American CareSource Holdings, Inc.

By: /s/ Kenneth S. George
Kenneth S. George, Chairman of the Board

EMPLOYEE:

By: /s/ Matthew D. Thompson
Matthew D. Thompson